Draft of 12/14/06

EXHIBIT 10.06
ELEVENTH AMENDMENT TO LEASE AGREEMENT

THIS ELEVENTH AMENDMENT TO LEASE AGREEMENT (this “Eleventh Amendment”) is made and entered into as of the 21st day of December, 2006, by and between TEXAS TOWER LIMITED, a Texas limited partnership (the “Landlord”), and SANDERS MORRIS HARRIS INC., a Texas corporation (successor in interest to Sanders Morris Mundy Inc.) (the “Tenant”).

WITNESSETH

WHEREAS, by that certain Lease Agreement dated September 22, 1987 (the “Original Lease”), Landlord leased to Tenant approximately 8,064 square feet of net rentable area of office space located on Floor 31 (the “Leased Premises”), of the building now known as JPMorgan Chase Tower, located at 600 Travis Street, in Houston, Harris County, Texas 77002 (the “Building”), all as is more fully described in the Original Lease; and

WHEREAS, Landlord and Tenant have amended the Original Lease pursuant to the following instruments: (i) First Amendment to Lease Agreement dated October 26, 1990 (the “First Amendment”); (ii) Second Amendment to Lease Agreement dated December 1, 1990 (the “Second Amendment”); (iii) Third Amendment to Lease Agreement dated May 21, 1991 (the “Third Amendment”); (iv) Fourth Amendment to Lease Agreement dated April 20, 1992 (the “Fourth Amendment”); (v) Fifth Amendment to Lease Agreement dated July 25, 1994 (the “Fifth Amendment”); (vi) Sixth Amendment to Lease Agreement dated September 25, 1996 (the “Sixth Amendment”); (vii) Seventh Amendment to Lease Agreement dated January, 1998 (the “Seventh Amendment”); (viii) Eighth Amendment to Lease Agreement dated April 27, 2000 (the “Eighth Amendment”); Ninth Amendment to Lease Agreement dated September 18, 2000 (the “Ninth Amendment”); and Tenth Amendment to Lease Agreement dated December 7, 2001 (the “Tenth Amendment”) (the Original Lease, as so amended, is collectively referred to herein as the “Lease”); and

WHEREAS, the current area of the Leased Premises is 44,295 square feet of net rentable area, consisting of 22,222 square feet of net rentable area on Floor 30 of the Building, and 22,073 square feet of net rentable area on Floor 31 of the Building, respectively (collectively, the “Existing Premises”), and the existing Lease term is scheduled to expire on November 30, 2007; and

WHEREAS, Landlord and Tenant desire to further amend the Lease, to provide, among other things, for a relocation of the Leased Premises and an extension of the Lease term, and the parties are willing to agree to such an amendment upon the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend, and do hereby amend, the Lease as follows:

1.  New Premises. Subject to and upon the terms, provisions and conditions hereinafter set forth and each in consideration of the duties, covenants and obligations of the other hereunder and under the Lease, as amended, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord approximately 67,024 square feet of net rentable area being the entirety of Floor 57 (22,561 square feet of net rentable area), Floor 58 (22,561 square feet of net rentable area) and Floor 59 (21,902 square feet of net rentable area) of the Building (the “New Premises”), as depicted on the floor plans of the New Premises attached hereto and made a part hereof for all purposes as EXHIBIT A.

2.  Term. The term (the “Term”) of the Lease with respect to the New Premises shall be one hundred twenty (120) months commencing on the later to occur of (i) December 1, 2007 or (ii) the date of Tenant’s occupancy of the New Premises for the purpose of conducting business therefrom (the “New Premises Commencement Date”), and expiring on the last day of the full calendar month from and after the New Premises Commencement Date (the “Expiration Date”) (unless sooner terminated, or extended, in accordance with the Lease). Landlord shall use reasonable efforts to deliver vacant, broom-clean possession of the New Premises to Tenant on or prior to July 1, 2007 for Tenant’s construction of leasehold improvements therein. Notwithstanding the foregoing, if Tenant has not occupied the New Premises by February 1, 2008 (such date to be extended one day for each day of delay beyond July 1, 2007 that Landlord fails to deliver possession of the New Premises to Tenant), the New Premises Commencement Date shall be deemed to be February 1, 2008 (or the applicable extended date). In addition, if Landlord does not deliver vacant, broom-clean possession of the New Premises to Tenant on or prior to September 1, 2007, Tenant shall be granted an abatement of Base Rental and Lessee’s Additional Rental commencing on the New Premises Commencement Date (as extended as provided above), equivalent to one day for each day of delay beyond September 1, 2007 that Landlord fails to deliver possession of the New Premises to Tenant. Promptly following the New Premises Commencement Date, the parties shall execute a certificate designating the New Premises Commencement Date and the Expiration Date (in a form provided by Landlord and reasonably acceptable to Tenant).

3.  Net Rentable Area. Article I, Paragraph I of the Lease is hereby amended to provide that from and after the New Premises Commencement Date, and except as provided in Section 5 below, the “leased premises” shall be the New Premises and the “net rentable area” of the leased premises shall be stipulated to be 67,024 square feet.

4.  Rent.

(a)  Effective as of the New Premises Commencement Date and continuing through the Expiration Date, Base Rental payable by Tenant pursuant to Article II, Paragraph 4 of the Lease with respect to the New Premises shall be determined according to the following schedule:

Time Period	Base Rental Rate PSF/NRA	Annual Base Rental	Monthly Base Rental

NPCD - Month 48	$15.50 net	$1,038,872.00	$86,572.67
Months 49 - 96	$16.50 net	$1,105,896.00	$92,158.00
Months 97 - 120	$17.50 net	$1,172,920.00	$97,743.33

(b)  The Base Rental rates quoted above are per square foot of net rentable area within the New Premises per annum. In addition to Base Rental, Tenant shall pay, with respect to the New Premises, during the Term, Lessee’s Additional Rental, Lessee’s Forecast Additional Rental, parking rent and all other sums required to be paid by Tenant pursuant to the terms and conditions of the Lease, in accordance with such terms and conditions.

5.  Continued Occupancy of Existing Premises; Relinquishment of Existing Premises; Relocation to New Premises. The Base Rental rate payable by Tenant with respect to the Existing Premises shall decrease to $15.50 per square foot of net rentable area within the Existing Premises per annum effective as of December 1, 2007 if Tenant has not vacated the Existing Premises as of such date. Tenant’s obligation to pay Rent with respect to the Existing Premises shall terminate on the later to occur of: (i) the New Premises Commencement Date or (ii) the date Tenant vacates the Existing Premises and occupies the New Premises. Upon Tenant’s relocation to the New Premises, Tenant shall vacate the Existing Premises and surrender it to Landlord in broom-clean condition with all furniture, trade fixtures, equipment and other personal property removed therefrom. Upon Tenant’s relocation to the New Premises, the Lease and all of Tenant’s rights, privileges, duties and obligations accruing with respect to the Existing Premises (other than those that expressly or by their nature survive the termination of the Lease), including, without limitation, Tenant’s right to possession and use thereof, shall terminate.

6.  Condition of the New Premises. Landlord agrees to deliver possession of the New Premises on or after July 1, 2007 in its then current condition, i.e., “AS IS”, “WITH ALL FAULTS” (Landlord’s obligation to perform any required asbestos remediation work and the Sprinklering Work therein excepted). Tenant’s possession of the New Premises prior to the New Premises Commencement Date shall be subject to all terms and conditions of the Lease other than the payment of rent, which obligation shall not commence until the New Premises Commencement Date. All proposed leasehold improvements or alterations to the New Premises shall be subject to Landlord’s prior written approval and shall be constructed by Tenant (utilizing its own design professionals and contractor(s) reasonably approved by Landlord) in accordance with and subject to the limitations set forth in Section 7 of the Sixth Amendment, except that Section 7 hereof shall govern the only improvements allowance to be provided by Landlord to Tenant in connection with such leasehold improvements. Landlord and Tenant each agree that this document constitutes the entire agreement of the parties and there were no verbal representations, warranties or understandings pertaining to this Eleventh Amendment. TENANT FURTHER ACKNOWLEDGES AND AGREES THAT LANDLORD DOES HEREBY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THOSE OF FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EXISTING PREMISES, THE NEW PREMISES AND/OR THE IMPROVEMENTS LOCATED THEREIN.

7.  Improvements Allowance. Landlord hereby agrees to provide Tenant an allowance in the amount of $38.55 per square foot of net rentable area within the New Premises (i.e., $2,587,775.20) (the “Improvements Allowance”) for the design and construction of leasehold improvements in the New Premises. Tenant shall contract directly for the design and construction of such improvements and shall engage a third-party construction manager; accordingly, Landlord shall not impose any construction management fee or plan review fee in connection with such improvements. The Improvements Allowance may be applied to any costs directly related to the design and construction of leasehold improvements in the New Premises including, without limitation, architectural and engineering fees, costs of construction and installation of improvements in the New Premises, relocation and installation of telecommunications and computer cabling and equipment, moving expenses, etc. Landlord acknowledges that Tenant shall stage the construction in phases, and accordingly, Landlord shall fund the Improvements Allowance to Tenant or to Tenant’s contractors (at Tenant’s option) in installments in accordance with Landlord’s reasonable draw requirements (i.e., presentation of partial (and when applicable, final) lien waivers, ten percent (10%) retainage, architect’s certifications, reasonable costs back-up documentation, etc. and an AutoCad diskette of the “as-built” plans and specifications for the New Premises following final completion of the leasehold improvements therein, all as more fully set forth in EXHIBIT C to this Eleventh Amendment). If the costs of Tenant’s improvements to the New Premises exceed the amount of the Improvements Allowance, Tenant shall pay all such excess costs. If the costs of Tenant’s improvements to the New Premises do not exceed the amount of the Improvements Allowances, Landlord shall retain any such savings as its sole property. During the construction period, Tenant’s contractors shall have access to the Building’s parking facilities, loading dock, freight elevators, electrical systems and related facilities in connection with such improvements at no additional charge to Tenant (other than for parking spaces utilized by Tenant’s contractors), and scheduling such facilities in advance with Landlord (i.e., subject to availability of such facilities). Tenant must utilize the Improvements Allowance on or prior to December 31, 2008 or Tenant’s right to utilize any remaining portion of the Improvements Allowance shall terminate in all respects. Landlord will conduct and provide Tenant (at Landlord’s cost separate from the Improvements Allowance) a copy of an asbestos survey with respect to the New Premises promptly following the mutual execution of this Eleventh Amendment.

8.  Brokerage Commission. Landlord has agreed to pay CB Richard Ellis, Inc. (“Tenant’s Broker”) a real estate brokerage commission in connection with this Eleventh Amendment pursuant to a separate commission agreement by and between Landlord and Tenant’s Broker. Each party hereby represents and warrants to the other that it has not employed any other agents, brokers, or other parties in connection with this Eleventh Amendment, and each party agrees to hold the other party harmless from and against any and all claims of all other agents, brokers and/or other such parties claiming a commission by or through it in connection with this Eleventh Amendment.

9.  Parking.

(a)  All parking rights previously granted Tenant pursuant to the Lease are terminated effective as of the New Premises Commencement Date. Effective as of such date and continuing through the Expiration Date, Tenant’s parking rights shall be governed by this Section 9.

(b)  Landlord hereby agrees to make available to Tenant during the Term (i) for lease on a “must-take and pay” basis throughout the Term, permits to park fifteen (15) automobiles (collectively, the “Must-Take Building Parking Permits”) in reserved parking spaces located in the basement levels of the Building (the “Building Garage”), (ii) for lease on a month-to-month basis during the Term (cancelable by either party upon at least thirty (30) days’ prior written notice to the other), permits to park three (3) automobiles (the “Month-to-Month Building Parking Permits”) in reserved parking spaces in the Building Garage (iii) for lease on a “must-take and pay” basis throughout the Term, permits to park (x) sixty-three (63) automobiles in the unassigned parking areas located throughout the parking garage (the “Block 68 Garage”), in the building now known as JPMorgan Chase Center located on Block 68, South Side Buffalo Bayou, City of Houston, Harris County, Texas and (y) fifteen (15) automobiles in reserved parking spaces in the Block 68 Garage (such seventy-eight (78) permits being the “Must-Take Block 68 Parking Permits”) and (iv) for lease at Tenant’s option during the Term, permits to park up to forty-seven (47) additional automobiles in the unassigned parking areas in the Block 68 Garage (the “Optional Block 68 Parking Permits”), upon the terms and conditions of this Section 9. The Must-Take Building Parking Permits and the Month-to-Month Building Parking Permits shall be collectively referred to herein as the “Building Parking Permits”. The Must-Take Block 68 Parking Permits and the Optional Block 68 Parking Permits shall be collectively referred to herein as the “Block 68 Parking Permits”. The Building Parking Permits and the Block 68 Parking Permits shall be collectively referred to herein as the “Parking Permits”. The Building Garage and the Block 68 Garage shall be collectively referred to herein as the “Garage”.

(c)  Tenant shall notify Landlord in writing on or prior to August 31, 2007 as to the number of Optional Block 68 Parking Permits Tenant will lease during that portion of the Term commencing on the New Premises Commencement Date and expiring October 31, 2008. If Tenant does not timely provide such notice, Tenant shall be deemed to have elected to lease all forty-seven (47) Optional Block 68 Parking Permits during such period. Thereafter, on or prior to August 31, 2008 and each August 31 thereafter during the Term, Tenant shall notify Landlord in writing as to the number of Optional Block 68 Parking Permits Tenant will lease during the next one year period commencing on November 1 and expiring on the following October 31. If Tenant fails to provide any such notice, Tenant shall be deemed to have elected to lease the same number of Optional Block 68 Parking Permits Tenant is then leasing as of such August 31. In addition, during the Term of this Lease, Tenant may surrender any Building Parking Permits and/or any Must-Take Block 68 Parking Permits, but when surrendered, Landlord shall have no further obligation to make the number of surrendered Parking Permits available to Tenant for lease (except on “as available” basis, in Landlord’s reasonable discretion).

(d)  Tenant will pay the monthly rental established by the operator(s) of the applicable Garage from time to time during the Term for each of the Parking Permits Tenant leases hereunder. The rentals for the Parking Permits shall constitute rent and shall be due and payable in advance on the first day of each calendar month. If the Term commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then rentals for the Parking Permits shall be prorated on a daily basis.

(e)  If the parking spaces covered by any of the Parking Permits are not available or become unavailable to Tenant (due to causes beyond the reasonable control of Landlord) during any portion of the Term, Landlord shall use good faith efforts to make available to Tenant alternate parking spaces located reasonably near the Building until the spaces covered by such Parking Permits are made available to Tenant. In such event, Tenant’s obligation to pay for Parking Permits shall be limited to those actually provided to Tenant by Landlord.

(f)  Tenant’s use of the Parking Permits shall be subject to such rules and regulations as may be promulgated by the operator(s) of the applicable Garage from time to time.

(g)  If Tenant hereafter expands the Leased Premises pursuant to Section 13 hereof, or otherwise, Tenant shall be entitled to lease additional Block 68 Parking Permits in the ratio of two and one-half (2.5) unreserved Block 68 Parking Permits per each additional 1,000 square feet of net rentable area leased by Tenant (ten percent (10%) of which, at Tenant’s option, may be converted to reserved Block 68 Parking Permits).

(h)  Upon the occurrence of an event of default under the Lease by Tenant (i.e., after the expiration of the applicable cure period for any default by Tenant following notification thereof by Landlord) for which Landlord terminates the Lease or Tenant’s right of possession of the Leased Premises, Landlord shall have the right (in addition to all other rights, remedies and recourse hereunder and at law) to suspend any or all of the Parking Permits without prior notice or warning to Tenant.

10.  ADA Matters; Sprinklering Work; Asbestos Remediation.

(a)  Landlord and Tenant acknowledge and agree that the restrooms, drinking fountains and stairwell graphics located on Floors 57, 58, and 59 of the Building may not be in compliance with the Americans with Disabilities Act of 1990 (as amended, the “ADA”) and the Texas Architectural Barriers Act (as amended, the “TABA”). Tenant shall make, at its sole cost and expense (as part of the Improvements Allowance or otherwise), on or prior to the New Premises Commencement Date, all improvements required to be made to such restrooms, drinking fountains and stairwell graphics in order to bring same into current compliance with the ADA and the TABA to the extent not now compliant. Tenant shall also be responsible, at its sole cost and expense, for all other ADA and TABA compliance matters with respect to the New Premises.

(b)  If the asbestos survey(s) to be provided to Tenant by Landlord at Landlord’s expense indicate the presence of asbestos within the New Premises, Landlord shall perform, at Landlord’s expense (separate from the Improvements Allowance), on or prior to the New Premises Commencement Date, any asbestos remediation work within the New Premises required in connection with Tenant’s improvements of the New Premises. In addition, Landlord shall install, at Landlord’s expense (not as part of the Improvements Allowance), on or prior to the New Premises Commencement Date, in compliance with applicable code requirements, a ceiling-mounted fire sprinklering system on Floors 57, 58 and 59 (“Sprinklering Work”) according to Building standard specifications and configuration and in accordance with all applicable laws. Landlord will coordinate the scheduling of the Sprinklering Work and any asbestos remediation work with Tenant’s construction of the leasehold improvements within the New Premises so that such work is performed at a mutually convenient time and in accordance with the Construction Drawings with respect to the New Premises.

11.  Renewal Options.

(a)  Effective as of the date hereof, any and all renewal options previously granted Tenant pursuant to the Lease are hereby deleted in their entirety. Tenant shall have options to extend the Term of this Lease beyond the Term in accordance with the terms and conditions of this Section 11.

(b)  Tenant shall have the option (each a “Renewal Option”) to renew and extend the term of this Lease with respect to all of the Leased Premises then leased by Tenant, or a portion of the Leased Premises (in contiguous full floor increment(s) only) of at least two (2) contiguous full floors, at either the highest or lowest portion of the Leased Premises (and if Tenant does not hereafter expand and elects not to renew with respect to one full floor within the Leased Premises, the floor Tenant gives back will be Floor 57) for two (2) additional periods of five (5) years each or one additional period of ten (10) years (as designated by Tenant in its first exercise notice) (as applicable, each a “Renewal Term”). Each Renewal Option may only be exercised by Tenant giving written notice thereof no more than fifteen (15) months nor less than twelve (12) months prior to the Expiration Date, or prior to the expiration of the first five (5) year Renewal Term, as applicable. If Tenant fails to give notice of exercise of a Renewal Option within the applicable time period, such Renewal Option shall be deemed waived and of no further force and effect and this Lease shall terminate upon the Expiration Date, or upon the expiration of the first five (5) year Renewal Term, as applicable. In addition, Tenant’s exercise of the second five (5) year Renewal Option shall be conditioned upon Tenant’s extension of the Term for the first five (5) year Renewal Term.

(c)  Tenant’s right to extend this Lease as provided for herein can be exercised only if, at the time of Tenant’s exercise of the applicable Renewal Option and upon the commencement of the applicable Renewal Term, (i) no event of default then exists under this Lease, and (ii) Tenant is in possession of that portion of the Leased Premises consisting of at least two (2) full floors and all expansion space in the Building Tenant hereafter elects to Lease (the “Occupancy Threshold”) (unless Landlord, in its sole discretion, elects to waive such condition(s)). If either of such conditions are not satisfied or waived by Landlord, such Renewal Option shall be terminated and of no further force and effect, any purported exercise thereof shall be null and void, and this Lease shall terminate upon the Expiration Date, or upon the expiration of the first five (5) year Renewal Term, as applicable. No assignee of Tenant, or sublessee of the Leased Premises, may exercise a Renewal Option.

(d)  If Tenant exercises a Renewal Option (in accordance with and subject to the provisions of this Section 11), all of the terms, covenants and conditions provided in this Lease shall continue to apply during the applicable Renewal Term, except that (i) the Base Rental payable by Tenant during such Renewal Term shall be the then Market Base Rental Rate (as defined in Section 12 below) for the Leased Premises, and (ii) any terms, covenants and conditions that are expressly or by their nature inapplicable to such Renewal Term (including, without limitation, this Section 11 if the Term is extended for the ten (10) year Renewal Term, or second five (5) year Renewal Term, as applicable) shall be deemed void and of no further force and effect.

(e)  If Tenant elects not to renew with respect to the entire Leased Premises, Tenant will be required at its expense to remove all cabling installed by or on behalf of Tenant in the Building riser(s) serving the floor(s) for which Tenant elect(s) not to renew, and to pay for the cost of removing the internal stairwell serving such floor(s), and returning the affected portion(s) of the Leased Premises, any slab penetrations and any other base building improvements affected by such removal to Building standard condition.

12.  Market Base Rental Rate.

(a)  As used herein, the term “Market Base Rental Rate” means the annual net amount per square foot of net rentable area that a willing tenant would pay and a willing landlord would accept in arm’s length, bona fide negotiations for a lease of the Leased Premises (or Expansion Premises) to be executed at the time of determination and to commence at the beginning of the applicable Renewal Term (or on the date that the Expansion Premises becomes part of the Leased Premises), determined as hereinafter provided based upon comparable lease transactions made in the Building and “Class A” office buildings in the Central Business District of Houston, Texas taking into account all relevant factors, including without limitation the effect of any allowances or tenant inducements that Landlord is obligated to provide to Tenant under the Lease or provides at its election or, if none are provided, the fact that Landlord declined to provide any allowances or inducements.

(b)  Within ten (10) business days after receipt of Tenant’s notice of exercise of a Renewal Option or an Expansion Option, Landlord will notify Tenant in writing of the Market Base Rental Rate for the Leased Premises (or Expansion Premises) for the applicable Renewal Term (or applicable expansion term). If Tenant disagrees with Landlord’s determination, Tenant shall have a period of ten (10) business days after receipt of Landlord’s notice to either (i) withdraw its exercise of the applicable right or option by written notice to Landlord, in which event the applicable right or option shall terminate and shall be of no further force and effect (and, if the applicable option is a Renewal Option, the Lease shall terminate upon the Expiration Date, or upon the expiration of the first five (5) year Renewal Term, as applicable), or (ii) notify the Landlord that it contests Landlord’s finding of the Market Base Rental Rate (which contest must be reasonable and be made in good faith by Tenant), in which event the parties shall promptly and in good faith endeavor to resolve between themselves their disagreement as to the Market Base Rental Rate, failing of which the parties shall submit the determination to the binding dispute resolution procedure described below.

(c)  If Landlord and Tenant are unable to reach an agreement as to the Market Base Rental Rate within thirty (30) days after Tenant notifies Landlord in accordance with clause (ii) of the preceding sentence, Landlord and Tenant shall each promptly appoint a Qualified Broker (as hereinafter defined) or a Qualified Appraiser (as hereinafter defined). As soon as reasonably possible following their appointment, and in any event within thirty (30) days thereafter, the two (2) Qualified Brokers (or two (2) Qualified Appraisers, as applicable) selected by Landlord and Tenant shall each make a separate determination of the Market Base Rental Rate for the Leased Premises (if the determination is being made pursuant to a Renewal Option) or the Expansion Premises with respect to which Tenant exercised an Expansion Option, as applicable, and shall deliver a written report of its determination (including reasonable detail supporting such determination) to Landlord and Tenant. If the higher of the two (2) Market Base Rental Rate determinations is not more than one hundred five percent (105%) of the lower determination, then the average of the two (2) determinations shall be used as the Market Base Rental Rate for the Leased Premises (or Expansion Premises) and shall be binding on Landlord and Tenant. If the higher determination is more than one hundred five percent (105%) of the lower determination, then the two (2) Qualified Brokers (or two (2) Qualified Appraisers, as applicable) shall select a third (3rd) Qualified Broker (or Qualified Appraiser, as applicable), and as soon as reasonably possible (but not to exceed thirty (30) days) thereafter the third (3rd) Qualified Broker (or Qualified Appraiser, as applicable) shall determine which of the two (2) Qualified Brokers’ (or two (2) Qualified Appraisers’, as applicable) determinations of the Market Base Rental Rate most closely approximates the Market Base Rental Rate, and the determination so selected shall be used as the Market Base Rental Rate for the subject space during the applicable term and shall be binding on both Landlord and Tenant.

(d)  Landlord and Tenant shall, separately and collectively and in good faith, use all reasonable diligence to ensure that all three (3) determinations are completed in good faith within sixty (60) days after the appointment of the first Qualified Broker (or Qualified Appraiser, as applicable) to be appointed. Each party shall be responsible for the compensation, if any, of the Qualified Broker (or Qualified Appraiser, as applicable) appointed by it and for one-half (½) of the compensation, if any, of the third (3rd) Qualified Broker (or Qualified Appraiser, as applicable). If Tenant does not timely withdraw its exercise of the Renewal Option (or Expansion Option) as provided in subsection (b)(i), or contest Landlord’s finding of the Market Base Rental Rate as provided in subsection (b)(ii) above, Tenant shall be conclusively deemed to have accepted the Market Base Rental Rate determined by Landlord as the Base Rental rate for the applicable Renewal Term (or expansion term).

(e)  As used herein the term “Qualified Broker” means a real estate broker who (i) is licensed in the State of Texas, (ii) is a member of the Houston Office Leasing Brokers Association or the Society of Industrial and Office Realtors, (iii) has been actively involved in leasing office space in multi-story office buildings in the Central Business District of Houston, Texas for not less than the previous ten (10) year period, and (iv) has not represented Landlord or Tenant during the preceding five (5) year period. As used herein, the term “Qualified Appraiser” means an appraiser who (i) is licensed in the State of Texas, (ii) is a MAI Appraiser, (iii) has been actively involved in appraising multi-story office buildings in the Central Business District of Houston, Texas for not less than the previous ten (10) year period, and (iv) has not represented Landlord or Tenant during the preceding five (5) year period.

13.  Expansion Options.

(a)  All expansion rights, preferential lease rights and refusal rights previously granted Tenant pursuant to the Lease are hereby deleted in their entirety. Subject to and upon the terms, provisions and conditions set forth in this Section 13, Tenant shall have, and is hereby granted, two (2) options (each an “Expansion Option”) to lease approximately one-half (1/2) of any single floor located in the elevator bank serving Floors 49-59 of the Building designated by Landlord as Tenant’s expansion floor (the “Expansion Premises”), in response to Tenant’s exercise of an Expansion Option (i.e., if Tenant leases one-half (1/2) of a floor pursuant to the first Expansion Option, the other one-half (1/2) of such floor shall be the Expansion Premises subject to the second Expansion Option, otherwise, if Tenant does not exercise the first Expansion Option, the second Expansion Premises shall be one-half (1/2) of a floor located in the elevator bank serving Floors 49-59 of the Building designated by Landlord, as applicable) by written notice to Landlord on or prior to the expiration of the forty-eighth (48th) full calendar month of the Term with respect to the first Expansion Option, and/or on or prior to the expiration of the eighty-fourth (84th) full calendar month of the Term with respect to the second Expansion Option, respectively. If Tenant does not timely exercise an Expansion Option, such Expansion Option shall be waived.

(b)  An Expansion Option may be exercised only if, at the time of such exercise and at the time of Landlord’s delivery of the applicable Expansion Premises to Tenant (i) no event of default then exists under the Lease and (ii) Tenant is in possession of at least the Occupancy Threshold (unless Landlord, in its sole discretion, elects to waive such condition(s)). If such condition(s) are not satisfied or waived by Landlord, any purported exercise of an Expansion Option shall be null and void. No assignee of Tenant, or sublessee of the Leased Premises may exercise an Expansion Option.

(c)  If Tenant elects to exercise an Expansion Option, Tenant’s lease of the applicable Expansion Premises shall be subject to all of the terms, covenants and conditions of this Lease except that the Base Rental rate shall be the Market Base Rental Rate (as defined in Section 12 hereof). The term of the Lease with respect to the applicable Expansion Premises shall commence on the date of Landlord’s delivery of possession of the applicable Expansion Premises to Tenant (which shall occur at any time after the expiration of the fifty-fourth (54th) full calendar month of the Term, but prior to the expiration of the sixty-sixth (66th) full calendar month of the Term with respect to the first Expansion Premises, and at any time after the expiration of the ninetieth (90th) full calendar month of the Term, but prior to the expiration of the one hundred second (102nd) full calendar month of the Term with respect to the second Expansion Premises, respectively), and shall be coterminous with the Term with respect to the remainder of the Leased Premises. Tenant’s obligation to pay the rent for the applicable Expansion Premises shall commence on the date (the “Expansion Rental Commencement Date”) that is the earlier to occur of (i) ninety (90) days following Landlord’s delivery of possession of the applicable Expansion Premises to Tenant, or (ii) the date that Tenant fully occupies the applicable Expansion Premises.

(d)  If Landlord fails to deliver possession of the applicable Expansion Premises to Tenant within sixty (60) days following the applicable outside delivery date referenced above, the applicable Expansion Rental Commencement Date shall be extended one additional day for each day of delay beyond such sixty (60) day period that Landlord fails to deliver possession of the applicable Expansion Premises to Tenant.

(e)  If Tenant elects to lease Expansion Premises, Landlord will deliver possession of the applicable Expansion Premises to Tenant, and Tenant will accept such Expansion Premises, in its then current condition (i.e. “AS IS” and “WITH ALL FAULTS”). Landlord’s provision of (or failure to provide, as applicable) an improvements allowance with respect to the applicable Expansion Premises shall be reflected in the determination of the Market Base Rental Rate for such Expansion Premises.

(f)  Upon request of Landlord at any time after Tenant’s exercise of an Expansion Option, Tenant shall execute and deliver to Landlord an amendment to the Lease (in a form provided by Landlord) specifying (i) the applicable Expansion Rental Commencement Date, (ii) the Base Rental schedule for the applicable Expansion Premises, (iii) the net rentable area of the applicable Expansion Premises, and (iv) any other terms applicable to Tenant’s lease of the applicable Expansion Premises.

14.  Right of First Refusal.

(a)  Subject to and upon the terms, provisions and conditions set forth in this Section 14, Tenant shall have, and is hereby granted, a continuing right of first refusal (the “Right of First Refusal”) during the Term of this Lease to lease any space (the “ROFR Premises”) located on Floors 52 and/or 53 of the Building that becomes available for lease and for which Landlord receives a bona fide written third-party offer to lease that Landlord desires to accept.

(b)  Tenant may exercise a Right of First Refusal only if, at the time of such exercise and at the time of Landlord’s delivery of the ROFR Premises to Tenant, (i) no event of default exists and (ii) Tenant is in possession of at least the Occupancy Threshold (unless Landlord, in its sole discretion, elects to waive such condition(s)). If such condition(s) are not satisfied or waived by Landlord, any purported exercise of the Right of First Refusal shall be null and void. No assignee of Tenant, or sublessee of the Leased Premises may exercise a Right of First Refusal.

(c)  If Landlord receives a bona fide written third-party offer to lease any of the ROFR Premises that Landlord desires to accept, Landlord will contemporaneously submit a proposal to Tenant upon the same terms except that the term shall be coterminous with the Term with respect to the remainder of the Leased Premises and any allowances shall be prorated (a “Refusal Lease Proposal”). Tenant shall have a period of five (5) business days after receipt of a Refusal Lease Proposal to irrevocably and unconditionally exercise its Right of First Refusal to lease the applicable ROFR Premises upon the terms of the Refusal Lease Proposal by written notice to Landlord. If Tenant does not exercise a Right of First Refusal within such five (5) business day period, the Right of First Refusal shall be waived with respect to such space. Any purported conditional or qualified exercise of a Right of First Refusal shall be null and void. Upon Tenant’s exercise of a Right of First Refusal, Landlord and Tenant shall execute an amendment to the Lease evidencing same, but an otherwise valid exercise of a Right of First Refusal shall be fully effective, whether or not such amendment is executed.

(d)  If Landlord does not receive written notice from Tenant of its exercise of the Right of First Refusal within said five (5) business day period, Landlord shall have a period of one hundred eighty (180) days thereafter to lease the applicable ROFR Premises for a net effective rental rate not less than ninety percent (90%) of the net effective rental rate reflected by the Refusal Lease Proposal. If Landlord does not lease such ROFR Premises within said one hundred eighty (180) day period, Tenant shall have a Right of First Refusal on any subsequent leasing thereof on the terms set forth above.

(e)  Tenant acknowledges and agrees that the Right of First Refusal is subject and subordinate to any and all expansion options, refusal rights, preferential rights and renewal options hereafter granted to future tenant(s) of the ROFR Premises (and their respective successors and assigns) for which Tenant did not exercise a Right of First Refusal.

(f)  Landlord acknowledges and agrees that Tenant’s failure to exercise any Right of First Refusal shall not affect the Expansion Options granted Tenant herein.

15.  Riser Space.

(a)  Landlord grants Tenant a non-exclusive license co-terminus with the Term for limited access to one or more Building risers (in Landlord’s sole, reasonable discretion) to install, operate and maintain up to four inches (4") of conduit in the aggregate for fiber optic telecommunications/data cabling (the “Riser Penetrations”) to be used in connection with Tenant’s use of the New Premises. The locations of and specifications for the Riser Penetrations installed pursuant to this Section 15 shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. The installation of the Riser Penetrations shall be performed at Tenant’s sole cost and expense. Tenant’s installation and use of the Riser Penetrations shall not interfere with the activities being carried on by other tenants or services of the Building. Any drilling, chipping, or other disruptive construction work shall be performed during non-business hours and, in any event, Tenant shall use its best efforts to minimize and contain all noise, dust and any other disturbance to tenants in the Building.

(b)  Tenant shall not be required to pay to Landlord any license fee with respect to the Riser Penetrations.

(c)  Prior to the installation or operation of the Riser Penetrations, Tenant shall obtain and at all times thereafter maintain all required governmental licenses, permits and/or consents. Tenant shall give Landlord reasonable advance notice of its intent to access the applicable Building riser(s) in order to install, maintain, repair or replace the Riser Penetrations. Tenant’s installation, maintenance, repair and/or replacement of the Riser Penetrations shall also be governed by the cable and conduit installation procedures set forth on EXHIBIT B attached hereto and made a part hereof for all purposes, which procedures are subject to change from time to time in Landlord’s sole discretion.

(d)  Tenant, at its sole cost and expense, shall maintain, repair and/or replace the Riser Penetrations and shall at all times maintain the Riser Penetrations in a safe, clean and first class condition. Tenant shall not permit any liens, claims, charges or encumbrances to attach to the Riser Penetrations or the Building resulting from the furnishing of labor or materials in connection with the installation, maintenance, repair or replacement of the Riser Penetrations.

(e)  Tenant, at its sole cost and expense, shall repair any and all damage to the Building, including, without limitation, the Building riser(s), which results from or arises out of the use, repair, installations, maintenance, operation and/or removal of Riser Penetrations by Tenant, its employees, agents and contractors of the Building, including, without limitation, any and all loss, cost, damage or expense suffered by Landlord or the Building as a result of (i) the installation, operation, repair, maintenance, replacement or removal of any Riser Penetrations; (ii) access work in the Building riser(s) or (iii) unreasonable interference with Landlord or the Building’s tenants, occupants or invitees. Tenant shall indemnify and hold Landlord, its successors and assigns, harmless from and against any and all liens, costs, losses, liabilities, causes of action or claims by contractors, subcontractors, materialmen or laborers providing any materials to or performing any work on or in the Building for or on behalf of Tenant with respect to the use, repair, installation, maintenance, operation and/or removal of Riser Penetrations, including, without limitation, any reasonable attorneys’ fees and costs of suit incurred by Landlord in discharging or attempting to discharge any such liens or claims (if Tenant fails to discharge same within thirty (30) days following Tenant’s receipt of written notice thereof). Additionally, Tenant shall indemnify and hold Landlord, its successors and assigns, harmless from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), causes of action, suits, claims or demands arising out of or in connection with the installation, use, repair, maintenance, operation and/or removal of the Riser Penetrations by Tenant, its employees, agents and contractors, or otherwise arising out of or in connection with the exercise by Tenant, its employees, agents and contractors of the license herein granted or under claim of the rights and privileges herein granted, including, without limitation, any future damages due to removal operations by Tenant pursuant to Section 15(g) below.

(f)  If Tenant is not required to pay for the removal of the existing cabling in the Building riser(s) now serving the New Premises, upon Tenant’s relocation to the New Premises, Tenant will, at Tenant’s sole cost and expense within thirty (30) days thereafter, remove any cabling in the Building riser(s) now serving the Existing Premises and repair any damage to the Building resulting therefrom. In addition, upon the termination or expiration of the Lease (following any renewal periods, if exercised by Tenant), if Tenant is not required to pay for the removal of the existing cabling in the Building riser(s) now serving the New Premises, Tenant will, at Tenant’s sole cost and expense and within thirty (30) days thereafter, remove any cabling installed by or on behalf of Tenant in the Building riser(s) to serve the New Premises, and repair any damage to the Building resulting therefrom.

16.  Sky Lobby Signage. In the event Landlord, at its sole election (and with no obligation to do so), grants name signage rights on the wall on Floor 60 adjacent to the elevator bank serving Floors 49-59 of the Building, to tenant(s) leasing space equal to or in excess of the net rentable area of the Leased Premises, Landlord shall also grant a similar name signage right to Tenant.

17.  Lender Approval. The Lease is subject and subordinate to the mortgage lien of Landlord’s existing mortgagee, the New York State Teachers’ Retirement System (“Lender”), encumbering the Building, as set forth in that certain Subordination, Non-Disturbance and Attornment Agreement dated June 24, 2003 by and among Lender, Landlord and Tenant (the “SNDA”). Landlord shall use good faith efforts to obtain, as soon as reasonably practicable following the date hereof, Lender’s written approval of this Eleventh Amendment and/or a written acknowledgment from Lender that the SNDA applies to the Lease as amended by this Eleventh Amendment.

18.  Miscellaneous.

(a)  Amendment to Lease. Tenant and Landlord acknowledge and agree that the Lease has not been amended or modified in any respect, other than by this Eleventh Amendment, and there are no other agreements of any kind currently in force and effect between Landlord and Tenant with respect to the Leased Premises or the Building. The term “Lease” shall mean the Lease as amended by this Eleventh Amendment unless the context requires otherwise.

(b)  Counterparts. This Eleventh Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.

(c)  Entire Agreement. This Eleventh Amendment sets forth all covenants, agreements and understandings between Landlord and Tenant with respect to the subject matter hereof and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in this Eleventh Amendment.

(d)  Full Force and Effect. Except as expressly amended hereby, all other items and provisions of the Lease, as amended, remain unchanged and continue to be in full force and effect.

(e)  Conflicts. The terms of this Eleventh Amendment shall control over any conflicts between the terms of the Lease and the terms of this Eleventh Amendment.

(f)  Authority of Tenant. Tenant warrants and represents unto Landlord that (i) Tenant is a duly organized and existing legal entity, in good standing in the State of Texas; (ii) Tenant has full right and authority to execute, deliver and perform this Eleventh Amendment; (iii) the person executing this Eleventh Amendment on behalf of Tenant was authorized to do so; and (iv) upon request of Landlord, such person will deliver to Landlord satisfactory evidence of his or her authority to execute this Eleventh Amendment on behalf of Tenant.

(g)  Capitalized Terms. Capitalized terms not defined herein shall have the same meanings attached to such terms under the Lease.

(h)  Successors and Assigns. This Eleventh Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)  No Guaranties. Landlord acknowledges and agrees that all guaranties previously executed by Tenant’s principals from time to time during the Lease term, including but not limited to the Original Guaranty, the Fourth Amendment Guaranty, the Sixth Amendment Guaranty and the joinder of Guarantors to the Seventh Amendment, have been terminated in all respects, and there are no guaranties now in effect with respect to the Lease.

(j)  Governing Law. This Eleventh Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Executed as of the date first written above.

LANDLORD:

TEXAS TOWER LIMITED, a Texas limited partnership

By:	Prime Asset Management LLC,
a Delaware limited liability company, its general partner
By: Raha One (U.S.) Limited, Inc., a Delaware corporation, its managing member

By:	/s/ Rafic A. Bizri
Rafic A. Bizri President

TENANT:

SANDERS MORRIS HARRIS INC., a Texas corporation

By:	/s/ Ben T. Morris
Name: Ben T. Morris
Title: Chief Executive Officer

EXHIBIT A

Floor Plans of New Premises

[TO COME]

A-1

EXHIBIT B

Building Cabling and Conduit Installation Procedures

1.	All floor-to-floor vertical cable/conduit installations must be approved in advance, in writing by Hines Property Management.

2.	Hines Property Management will approve the installation location.

3.	Only plenum rated conduit shall be installed, and only plenum rated cable shall be installed if the proposed cable will not be installed in and enclosed by conduit.

4.	All cable/conduit runs will be vertical. No “zigzag” installations are allowed.

5.	Upon installation, all cable/conduit will be labeled by tenant on each floor to clearly indicate the tenant name.

6.	Tenant or tenants’ cable/conduit contractor is responsible for repairing or replacing, as necessary, firestop in each penetration.

7.	At such time that cable/conduit is no longer in use, but in any case, not later than the lease expiration, tenant is responsible for removing its cable.

8.
Tenant is responsible for all costs associated with the cable/conduit installation, and cable removal. This may include labor to coordinate the installation, repair of damage to other cable/conduit or the surrounding area, removal and/or replacement of floor penetration sealant, etc.

9.	The cable/conduit installed will be for the sole use of the tenant. Tenant shall not assign, sell, lease or in any other manner, share cable/conduit without Landlord’s prior written consent.

TENANT NAME:                             _____________________________________________________________________

CABLE/CONDUIT LOCATION: _______________________________________________________________________

FLOORS:                                         _______________________________________________________________________

TYPE OF CABLE/CONDUIT:     ______________________________________________________________________

I agree to install and remove this cable/conduit pursuant to the provisions and procedures as stated above:
_____________________________	_________________________________	______________
Name & Firm Name (print)	Signature	Date

B-1

(Tenant)

EXHIBIT C

Construction of Initial Leasehold Improvements

Tenant will have the right to construct and install the leasehold improvements and tenant finish desired by Tenant in the Leased Premises (collectively, the “Initial Leasehold Improvements”) in accordance with, and subject to the limitations and conditions set forth in, this EXHIBIT B.

1.
Tenant shall have prepared and submitted to Landlord for approval no later than thirty (30) days prior to commencement of construction of the Initial Leasehold Improvements a set of preliminary plans (the “Proposed Space Plans”) in the form of a schematic design providing a conceptual layout and description of the Initial Leasehold Improvements.

2.
Within ten (10) business days after delivery of the Proposed Space Plans to Landlord, Landlord shall either approve the Proposed Space Plans or notify Tenant of the item(s) of the Proposed Space Plans that Landlord disapproves and the reason(s) therefor. If Landlord disapproves the Proposed Space Plans, Tenant shall revise and resubmit same to Landlord for approval (the “Revised Space Plans”) within ten (10) business days following receipt of Landlord’s disapproval. Within five (5) business days after delivery of the Revised Space Plans to Landlord, Landlord shall either approve the Revised Space Plans or notify Tenant of the item(s) of the Revised Space Plans which Landlord disapproves and the reason(s) therefor. If Landlord disapproves the Revised Space Plans, Tenant shall further revise and resubmit same to Landlord for approval, which process shall continue until the plans are approved. Landlord shall have five (5) business days after delivery of the each set of Revised Space Plans to either approve the Revised Space Plans or notify Tenant of the item(s) of the Revised Space Plans which Landlord disapproves and the reason(s) therefor. The Proposed Space Plans or Revised Space Plans, as approved by Landlord, are hereinafter referred to as the “Space Plans”.

3.
Upon Landlord’s approval of the Space Plans, Tenant shall have prepared, by a licensed architect and engineer reasonably acceptable to Landlord, construction drawings (in accordance with the Space Plans) and specifications including complete sets of detailed architectural, structural, mechanical, electrical and plumbing working drawings (the “Proposed Construction Drawings”) for the Initial Leasehold Improvements and shall deliver the Proposed Construction Drawings to Landlord for approval within one hundred twenty (120) days following Landlord’s approval of the Space Plans.

4.
Within ten (10) business days after delivery of the Proposed Construction Drawings to Landlord, Landlord shall either approve the Proposed Construction Drawings or notify Tenant in writing of the item(s) of the Proposed Construction Drawings that Landlord disapproves and the reason(s) therefor. If Landlord disapproves the Proposed Construction Drawings, Tenant shall revise and resubmit same to Landlord for approval (the “Revised Construction Drawings”) within ten (10) business days following receipt of Landlord’s disapproval. Within five (5) business days after delivery of the Revised Construction Drawings to Landlord, Landlord shall either approve the Revised Construction Drawings or notify Tenant in writing of the item(s) of the Revised Construction Drawings which Landlord disapproves and the specific reason(s) therefor. If Landlord disapproves the Revised Construction Drawings, Tenant shall further revise and resubmit same to Landlord for approval, which process shall continue until the plans are approved. Landlord shall have five (5) business days after delivery of each set of Revised Construction Drawings to either approve the Revised Construction Drawings or notify Tenant of the item(s) of the Revised Construction Drawings which Landlord disapproves and the reason(s) therefor. The Proposed Construction Drawings or Revised Construction Drawings, as approved by Landlord, are hereinafter referred to as the “Construction Drawings”.

5.
Landlord’s approval of the Construction Drawings shall in no manner indicate that Landlord believes the Construction Drawings are in compliance with all applicable codes, law and regulations and it shall be Tenant’s obligation to obtain all such requisite approvals.

6.	Tenant shall submit to Landlord in writing the following information at least ten (10) days prior to the commencement of construction of the Initial Leasehold Improvements:

A.
The name and address of Tenant’s proposed general contractor (the “General Contractor”), and the names of each of the subcontractors that the General Contractor intends to engage in the construction of the mechanical, electrical and plumbing system portions of the Initial Leasehold Improvements. The General Contractor and all such subcontractors (collectively, “Tenant’s Contractors”) shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned.

B.	The anticipated commencement date of construction and estimated date of completion.

C.
Evidence of property, liability and worker’s compensation insurance reasonably acceptable to Landlord as to insurer, policy terms and coverage (which, as to property and liability insurance policies, may include, without limitation, naming Landlord as additional insured).

7.
Tenant, at its sole cost and expense, shall cause Tenant’s Contractors to perform all work required to complete the Initial Leasehold Improvements substantially in accordance with the approved Construction Drawings (“Tenant’s Work”). Landlord, at Landlord’s expense, shall have the right to observe the Tenant’s Work, but any such observation shall be strictly for Landlord’s own purposes and shall not impose upon Landlord any express or implied duty to Tenant or any third party with respect to the Tenant’s Work or the Leased Premises, including, without limitation, verification that the Initial Leasehold Improvements are constructed in a good and workmanlike manner, substantially in accordance with (a) the Construction Drawings, (b) all applicable laws, codes and ordinances and (c) Landlord’s insurance requirements.

8.
Tenant shall not be deemed to be the agent or representative of Landlord in making the Initial Leasehold Improvements, and shall have no right, power or authority to encumber the fee interest in the Building or the land on which it is located. Accordingly, any claims against Tenant with respect to the Tenant’s Work or the Initial Leasehold Improvements shall be limited to Tenant’s leasehold estate under this Lease. Should any mechanic’s or other liens be filed against the Leased Premises, the Building or any other property of Landlord or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or Tenant’s Contractors, Tenant shall cause same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period (which failure shall be deemed to be a default hereunder), Landlord may, at its sole option and in addition to any other remedy of Landlord hereunder or at law, cancel or discharge same and Tenant shall promptly reimburse Landlord upon demand, for all reasonable costs incurred in canceling or discharging such lien or liens (including, without limitation, reasonable legal fees).

9.
All Tenant’s Work shall be performed in a good and workmanlike manner in accordance with good industry practice, shall comply in all material respects with applicable federal, state, city and county statutes, ordinances, regulations, laws and codes, including, without limitation, the ADA and TABA and shall be performed so as not to alter the exterior appearance of the Building and so as not to adversely affect the structure or safety or systems or services of the Building, the Project or those of the other tenants therein. All required building and other permits in connection with the construction and completion of the Tenant’s Work shall be obtained and paid for by Tenant.

10.
All material used in the performance of Tenant’s Work and in the fixturing of the Leased Premises shall be new and of good quality (other than materials already located in the Leased Premises on the date of this Lease).

11.
Tenant’s Contractors (at no cost to Tenant prior to the Commencement Date) shall be allowed to utilize power, water and other existing utility facilities as necessary and required in connection with the Tenant’s Work in the Leased Premises.

12.
Tenant shall maintain the Leased Premises and the surrounding areas in a clean and orderly condition during construction. Tenant shall promptly remove all unused construction materials, equipment, shipping containers, packaging, debris and flammable waste from the Building. Neither Tenant nor Tenant’s Contractors shall be permitted to deposit rubbish, dirt or debris in Landlord’s trash containers or elsewhere in the Building. Storage of construction materials, tools, equipment and debris shall be confined within the Leased Premises.

13.
Landlord shall have the right at all times to inspect the Initial Leasehold Improvements. Tenant shall do structural work, coring, drilling and chipping, after normal business hours but shall have the right to construct all other Initial Leasehold Improvements at any hour. If at any time the entry by or presence of one or more persons furnishing labor or materials for the Initial Leasehold Improvements shall cause disharmony or interference with the other tenants in the Building or the operation of the Project, any consent granted by Landlord with respect to the disruptive contractor or subcontractor may be withdrawn following twenty-four (24) hours’ written notice to Tenant if such disharmony or interference is not cured within such twenty-four (24) hour period; provided however, Landlord shall have the right at all times to immediately terminate any particular activity or activities of Tenant or its employees, agents, or contractors which, in Landlord’s reasonable judgment, (i) causes unreasonable interference with other Building tenants’ usage of the Project, or (ii) poses an immediate threat of damage or injury to persons or property in or around the Project.

14.	Upon completion of Tenant’s Work, Tenant shall deliver to Landlord one set of the “records drawings” and specifications for the Leased Premises on a diskette in AutoCad or compatible format.

15.
Landlord agrees to provide Tenant an allowance (the “Improvements Allowance”) of up to $38.55 per square foot of net rentable area of the Leased Premises in connection with the design, construction and installation of the Initial Leasehold Improvements. The Improvements Allowance shall be funded in installments (less ten percent (10%) retainage) (no more frequently than once per month) promptly following Landlord’s receipt of Tenant’s written draw request, accompanied by a partial lien waiver from the General Contractor and supporting detail for the costs incurred by Tenant reasonably acceptable to Landlord. The final installment of the Improvements Allowance shall be funded upon the later to occur of (i) the date that Tenant fully occupies the Leased Premises, and (ii) Landlord’s receipt of Tenant’s written request therefor, accompanied by a final lien waiver from the General Contractor and each of the other Tenant’s Contractors designated by Landlord, the AutoCad diskette of the “record drawings” and specifications for the Leased Premises and supporting detail for the costs incurred by Tenant reasonably acceptable to Landlord. If the total costs of the Initial Leasehold Improvements exceed the Improvements Allowance, the excess shall be at Tenant’s sole cost and expense. If the total costs of the Initial Leasehold Improvements do not exceed the Improvements Allowance, any savings may be utilized for future leasehold improvements in the Leased Premises if completed prior to December 31, 2011, failing of which Tenant shall forfeit any remaining balance of the Improvements Allowance as of such date.

16.
In the event Tenant requests Landlord to contract for the construction and installation of any portion of the Tenant’s Work on behalf of Tenant, Landlord shall supervise the construction of that portion of Tenant’s Work and Tenant agrees to pay Landlord a reasonable construction management fee in an amount not to exceed five percent (5%) of the total construction costs of that portion of the Tenant’s Work performed by Landlord’s contractor.

17.
From time to time as such schedules are revised, Tenant or Tenant’s Contractors shall provide Landlord with schedules showing the timing of construction of the Initial Leasehold Improvements. All Initial Leasehold Improvements shall comply in all material respects with the Construction Drawings.